Exhibit 99.1

Ryman Hospitality Properties, Inc. Reports First Quarter 2016 Results

– First Quarter Net Income of $26.3 Million –

– Total Adjusted EBITDA of $73.4 Million –

– First Quarter Gross Room Nights Booked For All Future Years Increases 12.6 Percent –

NASHVILLE, Tenn. (May 3, 2016) – Ryman Hospitality Properties, Inc. (NYSE:RHP), a lodging real estate investment trust (“REIT”) specializing in group-oriented, destination hotel assets in urban and resort markets, today reported financial results for the first quarter ended March 31, 2016.

Colin Reed, chairman and chief executive officer of Ryman Hospitality Properties, said, “As we noted during our Investor and Analyst Day on March 10, our first quarter 2016 results were in line with our 2015 results despite a confluence of unfavorable events that included a shift of the Easter holiday into the first quarter and an impact from winter storm Jonas. We are pleased with how our hotels responded to these events, both anticipated and unforeseen, to deliver a quarter that was in line with our profitability expectations going into the year.

“Our bookings activity for first quarter 2016 was strong, particularly considering the record fourth quarter and full year bookings we had in 2015. The group segment continues to perform well, and we remain enthusiastic about the demand we are seeing for future years.”

First Quarter 2016 Results (As Compared to First Quarter 2015) Included the Following:

($ in thousands, except per share amounts, RevPAR and Total RevPAR)

	Three Months Ended March 31,
	2016	2015	% Δ
Total Revenue	$261,497	$253,148	3.3%
Same-Store Hospitality Revenue (1)	$242,379	$236,454	2.5%
Same-Store RevPAR (1)	$129.50	$129.96	-0.4%
Same-Store Total RevPAR (1)	$328.91	$324.43	1.4%
Adjusted EBITDA	$73,416	$73,826	-0.6%
Adjusted EBITDA Margin	28.1%	29.2%	-1.1	pt
Same-Store Hospitality Adjusted EBITDA (1)	$75,954	$75,844	0.1%
Same-Store Hospitality Adjusted EBITDA Margin (1)	31.3%	32.1%	-0.8	pt
Adjusted FFO (2)	$56,550	$58,674	-3.6%
Adjusted FFO per diluted share	$1.10	$1.14	-3.5%
Operating income	$38,794	$35,890	8.1%
Net income (3)	$26,346	$4,532	481.3%
Net income per diluted share (3)	$0.51	$0.09	466.7%

(1)	Same-Store excludes the AC Hotel at National Harbor, which opened in April 2015.
(2)	Adjusted FFO for both periods is presented using the 2016 definition of Adjusted FFO contained in this release.
(3)	Net income for first quarter 2015 includes a loss of $20.2 million on warrant settlements associated with our previous convertible notes.

For the Company’s definitions of RevPAR, Total RevPAR, Adjusted EBITDA and Adjusted FFO, as well as a reconciliation of the non-GAAP financial measure Adjusted EBITDA to Net Income and a reconciliation of the non-GAAP financial measure Adjusted FFO to Net Income, see “Calculation of RevPAR and Total RevPAR,” “Non-GAAP Financial Measures,” “Revised Adjusted FFO Definition” and “Supplemental Financial Results” below. Adjusted FFO for 2015 presented herein also reflects the revised Adjusted FFO definition used for 2016.

Operating Results

Hospitality Segment

For the three months ended March 31, 2016 and 2015, the Company reported the following:

($ in thousands, except for ADR, RevPAR and Total RevPAR)

	Three Months Ended March 31,
	2016	2015	% Δ
Hospitality Results
Hospitality Revenue	$244,191	$236,454	3.3%
Hospitality Adjusted EBITDA	$76,341	$75,844	0.7%
Hospitality Adjusted EBITDA Margin	31.3%	32.1%	-0.8	pt
Hospitality Performance Metrics
Occupancy	70.2%	71.0%	-0.8	pt
Average Daily Rate (ADR)	$183.21	$183.13	0.0%
RevPAR	$128.54	$129.96	-1.1%
Total RevPAR	$323.69	$324.43	-0.2%
Gross Definite Rooms Nights Booked	386,566	343,265	12.6%
Net Definite Rooms Nights Booked	319,015	263,055	21.3%
Group Attrition (as% of contracted block)	11.0%	11.3%	-0.3	pt
Cancellations ITYFTY (1)	15,773	12,019	31.2%
Same-Store Hospitality Results (2)
Same-Store Hospitality Revenue	$242,379	$236,454	2.5%
Same-Store Hospitality Adjusted EBITDA	$75,954	$75,844	0.1%
Same-Store Hospitality Adjusted EBITDA Margin	31.3%	32.1%	-0.8	pt
Same-Store Hospitality Performance Metrics
Occupancy	70.7%	71.0%	-0.3	pt
Average Daily Rate (ADR)	$183.26	$183.13	0.1%
RevPAR	$129.50	$129.96	-0.4%
Total RevPAR	$328.91	$324.43	1.4%

(1)	“ITYFTY” represents In The Year For The Year.
(2)	Same-Store excludes the AC Hotel at National Harbor, which opened in April 2015.

Property-level results and operating metrics for first quarter 2016 are presented in greater detail below and under “Supplemental Financial Results.” Highlights for first quarter 2016 for the Hospitality segment and at each property include:

•	Hospitality Segment (Same Store): Total revenue increased 2.5 percent to $242.4 million in first quarter 2016 compared to first quarter 2015. Group performance was tempered in the first quarter of 2016 compared to 2015 due to a shift in the timing of the Easter holiday into the first quarter coupled with the impact of winter storm Jonas at Gaylord National and Gaylord Opryland. Adjusted EBITDA was flat at $76.0 million compared to first quarter 2015, and Adjusted EBITDA Margin decreased by 80 basis points. Adjusted EBITDA margin in first quarter 2015 was positively impacted by the collection of a portion of insurance proceeds related to the norovirus event at Gaylord Opryland, which made for a challenging comparison. In addition, Adjusted EBITDA for first quarter 2016 includes the accrual of approximately $1 million in additional incentive management fees payable to our operator based on full year 2016 performance expectations.

•	Gaylord Opryland: Total revenue increased 12.0 percent to $75.6 million in first quarter 2016 compared to first quarter 2015, driven by a 6.4 point occupancy increase and strong banquet performance. In first quarter 2015, a norovirus outbreak unfavorably impacted revenue, occupancy and banquet performance. Adjusted EBITDA increased 10.7 percent to $24.1 million compared to first quarter 2015. Adjusted EBITDA was unfavorably impacted by the norovirus outbreak in first quarter 2015, and $1.2 million in insurance proceeds in the first quarter of 2015 related to the norovirus disruptions partially offset that impact.

•	Gaylord Palms: Total revenue increased 4.5 percent to $55.8 million in first quarter 2016 compared to first quarter 2015, due primarily to an increase in catering revenue and higher attrition and cancellation fee collections. Adjusted EBITDA increased 4.1 percent to $20.9 million compared to first quarter 2015.

•	Gaylord Texan: Total revenue decreased 3.0 percent to $53.7 million in first quarter 2016 compared to first quarter 2015 due to an occupancy decrease of 3.1 points and a 5.3 percent reduction in ADR due to a mix shift to fewer premium corporate groups. Adjusted EBITDA decreased 7.3 percent to $19.4 million compared to first quarter 2015.

•	Gaylord National: Total revenue decreased 5.9 percent to $54.2 million in first quarter 2016 compared to first quarter 2015, driven by a 7.9 point decline in occupancy and reduced banquets spending, primarily attributable to winter storm Jonas and a shift of the Easter holiday into the first quarter impacting group bookings. Adjusted EBITDA decreased 13.4 percent to $10.9 million compared to first quarter 2015.

Reed continued, “Notwithstanding the challenges of the first quarter, our Hospitality segment profitability was right where we expected it to be. Our outlook for the remainder of the year has not changed, and we believe our hotels are on pace for another record year. Given this level of expected annual performance, we anticipated that profitability would be impacted this quarter and through the remainder of the year due to the accrual of our incentive management fee, which is based on our full year outlook.”

Entertainment Segment

For the three months ended March 31, 2016 and 2015, the Company reported the following:

($ in thousands)	Three Months Ended March 31,
	2016	2015	% Δ
Revenue	$17,306	$16,694	3.7%
Operating Income	$963	$2,120	-54.6%
Adjusted EBITDA	$2,772	$3,743	-25.9%
Adjusted EBITDA Margin	16.0%	22.4%	-6.4	pt

Reed continued, “Our planned investments in the Entertainment segment impacted our first quarter 2016 results. Specifically, we are investing in our people as well as dedicating more resources to areas such as social media, e-commerce, and content development so that we are able to execute on the strategies and initiatives that lay before us.

In addition, we announced in February an $8.6 million renovation project for the Wildhorse Saloon as part of our Nashville attractions strategy. The Wildhorse Saloon’s opening more than 20 years ago was a catalyst for much of the redevelopment in the downtown entertainment district, and we are excited to unveil the improvements we are making to this unique piece of Nashville history. While the Wildhorse Saloon has remained open during construction, the renovation did impact the venue’s ability to service large groups, which had a year-over-year impact on the Entertainment segment’s results. We are on track to complete this project in time for the summer tourist season.”

Corporate and Other Segment Results

For the three months ended March 31, 2016 and 2015, the Company reported the following:

Corporate Segment Results

($ in thousands)	Three Months Ended March 31,
	2016	2015	% Δ
Operating Loss	($7,628)	($7,809)	2.3%
Adjusted EBITDA	($5,697)	($5,761)	1.1%

Development Update

On March 9, 2016, Ryman Hospitality Properties announced that it had acquired a 35 percent equity ownership stake in the Gaylord Rockies Resort and Convention Center project in Aurora, Colorado, with an expected aggregate investment of approximately $86 million, which will be funded with cash on hand and borrowings under the Company’s credit facility. The Company will have asset management responsibilities, and Marriott International will manage the hotel and convention center. Gaylord Rockies is currently under construction and is expected to open in late 2018.

Reed continued, “We are thrilled to be a part of this milestone expansion of the Gaylord Hotels brand. This hotel represents the first western destination for the Gaylord Hotels model, and we believe from our extensive research that it is something our key group customers and meeting planners have been anxious to see come to fruition. We believe this hotel will serve existing customers who are presently rotating outside of the brand when they plan their western meetings and also induce new demand into our existing properties from western-based groups. Combined with our previously-announced expansion at Gaylord Texan, we believe our Company is in an ideal position to capitalize on the future demand we are seeing in the group segment.”

Dividend Update

The Company paid its first quarter 2016 cash dividend of $0.75 per share of common stock on April 15, 2016 to stockholders of record on March 31, 2016. It is the Company’s current plan to distribute total 2016 annual dividends of approximately $3.00 per share in cash in equal quarterly payments with the remaining payments occurring in July and October of 2016 and January of 2017. Any future dividend is subject to the Board of Director’s determinations as to the amount of quarterly distributions and the timing thereof.

Balance Sheet/Liquidity Update

As of March 31, 2016, the Company had total debt outstanding of $1,480.9 million, net of unamortized deferred financing costs, and unrestricted cash of $57.2 million. As of March 31, 2016, $361.4 million of borrowings were drawn under the revolving credit line of the Company’s credit facility, and the lending banks had issued $2.1 million in letters of credit, which left $336.5 million of availability for borrowing under the credit facility.

Share Repurchase Update

On August 20, 2015, the Board of Directors authorized a share repurchase program for up to $100 million of the Company’s common stock using cash on hand and borrowings under its revolving credit line. The repurchases are intended to be implemented through open market transactions on U.S. exchanges or in privately negotiated transactions, in accordance with applicable securities laws, and any market purchases will be made during open trading window periods or pursuant to any applicable Rule 10b5-1 trading plans. The repurchase authorization extends until December 31, 2016. The timing, prices, and sizes of repurchases will depend upon prevailing market prices, general economic and market conditions and other considerations. The repurchase program does not obligate the Company to acquire any particular amount of stock. As of March 31, 2016, the Company had repurchased and cancelled approximately 538,700 shares of its common stock during the first quarter of 2016 for an aggregate purchase price of approximately $24.8 million, which the Company funded using cash on hand and borrowings under the revolving credit line of its credit facility.

Guidance

The Company is reaffirming its 2016 guidance provided on February 26, 2016 on a consolidated as well as on a segment basis. The Company does not expect to update the guidance before next quarter’s earnings release. However, the Company may update its full business outlook or any portion thereof at any time for any reason.

Reed continued, “Our first quarter performance expectations were factored in the guidance we issued in February. Given that the quarter was in line with those expectations and that the pace of our in the year for the year group bookings for the rest of 2016 is also aligning with our expectations, we believe the guidance range we issued at the outset of the year remains an accurate reflection of our anticipated full year performance.”

Earnings Call Information

Ryman Hospitality Properties will hold a conference call to discuss this release today at 10 a.m. ET.

Investors can listen to the conference call over the Internet at www.rymanhp.com. To listen to the live call, please go to the Investor Relations section of the website (Investor Relations/Presentations, Earnings and Webcasts) at least 15 minutes prior to the call to register and download any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and will be available for at least 30 days.

About Ryman Hospitality Properties, Inc.

Ryman Hospitality Properties, Inc. (NYSE: RHP) is a REIT for federal income tax purposes, specializing in group-oriented, destination hotel assets in urban and resort markets. The Company’s owned assets include a network of four upscale, meetings-focused resorts totaling 7,795 rooms that are managed by lodging operator Marriott International, Inc. under the Gaylord Hotels brand. Other owned assets managed by Marriott International, Inc. include Gaylord Springs Golf Links, the Wildhorse Saloon, the General Jackson Showboat, The Inn at Opryland, a 303-room overflow hotel adjacent to Gaylord Opryland and AC Hotel Washington, DC at National Harbor, a 192-room hotel near Gaylord National. The Company also owns and operates media and entertainment assets, including the Grand Ole Opry (opry.com), the legendary weekly showcase of country music’s finest performers for 90 years; the Ryman Auditorium, the storied former home of the Grand Ole Opry located in downtown Nashville; and 650 AM WSM, the Opry’s radio home. For additional information about Ryman Hospitality Properties, visit www.rymanhp.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains statements as to the Company’s beliefs and expectations of the outcome of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Examples of these statements include, but are not limited to, statements regarding the future performance of our business, estimated capital expenditures, out-of-service rooms, plans to engage in common stock repurchase transactions and the timing and form of such transactions, the expected approach to making dividend payments, the board’s ability to alter the dividend policy at any time and other business or operational issues. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These include the risks and uncertainties associated with economic conditions affecting the hospitality business generally, the geographic concentration of the Company’s hotel properties, business levels at the Company’s hotels, the effect of the Company’s election to be taxed as a REIT for federal income tax purposes commencing with the year ended December 31, 2013, the Company’s ability to remain qualified as a REIT, the Company’s ability to execute its strategic goals as a REIT, the Company’s ability to generate cash flows to support dividends, future board determinations regarding the timing and amount of dividends and changes to the dividend policy, which could be made at any time, the determination of Adjusted FFO and REIT taxable income, and the Company’s ability to borrow funds pursuant to its credit agreement. Other factors that could cause operating and financial results to differ are described in the filings made from time to time by the Company with the U.S. Securities and Exchange Commission (SEC) and include the risk factors and other risks and uncertainties described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and its Quarterly Reports on Form 10-Q and subsequent filings. The Company does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.

Additional Information

This release should be read in conjunction with the consolidated financial statements and notes thereto included in our most recent report on Form 10-K. Copies of our reports are available on our website at no expense at www.rymanhp.com and through the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) at www.sec.gov.

Calculation of RevPAR and Total RevPAR

We calculate revenue per available room (“RevPAR”) for our hotels by dividing room revenue by room nights available to guests for the period. We calculate total revenue per available room (“Total RevPAR”) for our hotels by dividing the sum of room revenue, food & beverage and other ancillary services revenue by room nights available to guests for the period.

Non-GAAP Financial Measures

We present the following non-GAAP financial measures we believe are useful to investors as key measures of our operating performance:

To calculate Adjusted EBITDA, we determine EBITDA, which represents net income (loss) determined in accordance with GAAP, plus loss (income) from discontinued operations, net; provision (benefit) for income taxes; other (gains) and losses, net; loss on extinguishment of debt; (income) loss from joint ventures; interest expense; and depreciation and amortization, less interest income. Adjusted EBITDA is calculated as EBITDA plus preopening costs; non-cash ground lease expense; equity-based compensation expense; impairment charges; any closing costs of completed acquisitions; interest income on Gaylord

National bonds; other gains and (losses); (gains) and losses on warrant settlements; pension settlement charges and any other adjustments we have identified in this release. We believe Adjusted EBITDA is useful to investors in evaluating our operating performance because this measure helps investors evaluate and compare the results of our operations from period to period by removing the impact of our capital structure (primarily interest expense) and our asset base (primarily depreciation and amortization) from our operating results. A reconciliation of net income (loss) to EBITDA and Adjusted EBITDA and a reconciliation of segment operating income to segment Adjusted EBITDA are set forth below under “Supplemental Financial Results.” Hospitality Adjusted EBITDA—Same-Store excludes the AC Hotel at National Harbor.

Revised Adjusted FFO Definition

We calculate Adjusted FFO to mean net income (loss) (computed in accordance with GAAP), excluding non-controlling interests, and gains and losses from sales of property; plus depreciation and amortization (excluding amortization of deferred financing costs and debt discounts) and impairment losses; we also exclude written-off deferred financing costs, non-cash ground lease expense, pro rata adjustments from joint ventures, amortization of debt discounts and amortization of deferred financing cost, pension settlement charges and (gains) losses on extinguishment of debt and warrant settlements. Beginning in 2016, we are excluding the impact of deferred income tax expense (benefit). We believe that the presentation of Adjusted FFO provides useful information to investors regarding our operating performance because it is a measure of our operations without regard to specified non-cash items such as real estate depreciation and amortization, gain or loss on sale of assets and certain other items which we believe are not indicative of the performance of our underlying hotel properties. We believe that these items are more representative of our asset base than our ongoing operations. We also use Adjusted FFO as one measure in determining our results after taking into account the impact of our capital structure. A reconciliation of net income (loss) to Adjusted FFO is set forth below under “Supplemental Financial Results.”

We caution investors that amounts presented in accordance with our definitions of Adjusted EBITDA and Adjusted FFO may not be comparable to similar measures disclosed by other companies, because not all companies calculate these non-GAAP measures in the same manner. Adjusted EBITDA and Adjusted FFO, and any related per share measures, should not be considered as alternative measures of our net income (loss), operating performance, cash flow or liquidity. Adjusted EBITDA and Adjusted FFO may include funds that may not be available for our discretionary use due to functional requirements to conserve funds for capital expenditures and property acquisitions and other commitments and uncertainties. Although we believe that Adjusted EBITDA and Adjusted FFO can enhance an investor’s understanding of our results of operations, these non-GAAP financial measures, when viewed individually, are not necessarily better indicators of any trend as compared to GAAP measures such as net income (loss) or cash flow from operations. In addition, you should be aware that adverse economic and market and other conditions may harm our cash flow.

Investor Relations Contacts:	Media Contacts:
Mark Fioravanti, President and Chief Financial Officer	Brian Abrahamson, Vice President of Corporate Communications
Ryman Hospitality Properties, Inc.	Ryman Hospitality Properties, Inc.
(615) 316-6588	(615) 316-6302
mfioravanti@rymanhp.com	babrahamson@rymanhp.com

~or~	~or~
Todd Siefert, Vice President of Corporate Finance & Treasurer	Josh Hochberg or Dan Zacchei
Ryman Hospitality Properties, Inc.	Sloane & Company
(615) 316-6344	(212) 446-1892 or (212) 446-1882
tsiefert@rymanhp.com	jhochberg@sloanepr.com; dzacchei@sloanepr.com

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(In thousands, except per share data)

	Three Months Ended
	Mar. 31,
	2016	2015
Revenues :
Rooms	$96,969	$94,721
Food and beverage	122,233	118,331
Other hotel revenue	24,989	23,402
Entertainment	17,306	16,694

Total revenues	261,497	253,148

Operating expenses:
Rooms	25,981	26,067
Food and beverage	68,257	65,075
Other hotel expenses	72,688	70,296
Management fees	5,337	3,512

Total hotel operating expenses	172,263	164,950
Entertainment	14,696	13,162
Corporate	6,971	7,094
Preopening costs	—	592
Impairment and other charges	—	2,890
Depreciation and amortization	28,773	28,570

Total operating expenses	222,703	217,258

Operating income	38,794	35,890
Interest expense, net of amounts capitalized	(16,039)	(13,813)
Interest income	3,143	3,008
Loss from joint ventures	(390)	—
Other gains and (losses), net	(47)	(20,232)

Income before income taxes	25,461	4,853
Benefit (provision) for income taxes	885	(321)

Net income	$26,346	$4,532

Basic net income per share	$0.52	$0.09

Fully diluted net income per share	$0.51	$0.09

Weighted average common shares for the period:
Basic	51,046	51,123
Diluted	51,398	51,521

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

(In thousands)

	Mar. 31,	Dec. 31,
	2016	2015
ASSETS:
Property and equipment, net of accumulated depreciation	$1,967,549	$1,982,816
Cash and cash equivalents - unrestricted	57,150	56,291
Cash and cash equivalents - restricted	29,958	22,355
Notes receivable	152,365	152,560
Trade receivables, net	61,307	55,033
Deferred income taxes, net	344	—
Prepaid expenses and other assets	74,749	62,379

Total assets	$2,343,422	$2,331,434

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Debt and capital lease obligations	$1,480,921	$1,431,710
Accounts payable and accrued liabilities	152,779	153,383
Dividends payable	38,778	36,868
Deferred management rights proceeds	182,361	183,119
Deferred income taxes, net	—	1,163
Other liabilities	146,288	145,629
Stockholders’ equity	342,295	379,562

Total liabilities and stockholders’ equity	$2,343,422	$2,331,434

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL RESULTS

ADJUSTED EBITDA RECONCILIATION

Unaudited

(in thousands)

	Three Months Ended Mar. 31,
	2016		2015
	$	Margin	$	Margin
Consolidated
Revenue	$261,497		$253,148
Net income	$26,346		$4,532
(Benefit) provision for income taxes	(885)		321
Other (gains) and losses, net	47		20,232
Loss from joint ventures	390		—
Interest expense, net	12,896		10,805
Depreciation & amortization	28,773		28,570

EBITDA	67,567	25.8%	64,460	25.5%
Preopening costs	—		592
Non-cash lease expense	1,311		1,341
Equity-based compensation	1,549		1,590
Impairment charges	—		2,890
Interest income on Gaylord National bonds	3,102		2,999
Other gains and (losses), net	(47)		(20,232)
Loss on warrant settlements	—		20,186
Gain on disposal of assets	(66)		—

Adjusted EBITDA	$73,416	28.1%	$73,826	29.2%

Hospitality segment
Revenue	$244,191		$236,454
Operating income	$45,459		$41,579
Depreciation & amortization	26,469		26,443
Preopening costs	—		592
Non-cash lease expense	1,311		1,341
Impairment charges	—		2,890
Interest income on Gaylord National bonds	3,102		2,999

Adjusted EBITDA	$76,341	31.3%	$75,844	32.1%

Entertainment segment
Revenue	$17,306		$16,694
Operating income	$963		$2,120
Depreciation & amortization	1,647		1,412
Equity-based compensation	162		211

Adjusted EBITDA	$2,772	16.0%	$3,743	22.4%

Corporate and Other segment
Operating loss	$(7,628)		$(7,809)
Depreciation & amortization	657		715
Equity-based compensation	1,387		1,379
Other gains and (losses), net	(47)		(20,232)
Loss on warrant settlements	—		20,186
Gain on disposal of assets	(66)		—

Adjusted EBITDA	$(5,697)		$(5,761)

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL RESULTS

FUNDS FROM OPERATIONS (“FFO”) AND ADJUSTED FFO RECONCILIATION

Unaudited

(in thousands, except per share data)

	Three Months Ended Mar. 31,
	2016	2015
Consolidated
Net income	$26,346	$4,532
Depreciation & amortization	28,773	28,570
Pro rata adjustments from joint ventures	5	—

FFO	55,124	33,102
Non-cash lease expense	1,311	1,341
Impairment charges	—	2,890
Pro rata adjustments from joint ventures	394	—
Loss on warrant settlements	—	20,186
Gain on other assets	(34)	—
Amortization of deferred financing costs	1,216	1,396
Deferred tax benefit	(1,461)	(241)

Adjusted FFO (1)	$56,550	$58,674

Capital expenditures (2)	(13,696)	(12,435)

Adjusted FFO less maintenance capital expenditures	$42,854	$46,239

FFO per basic share	$1.08	$0.65
Adjusted FFO per basic share	$1.11	$1.15
FFO per diluted share	$1.07	$0.64
Adjusted FFO per diluted share	$1.10	$1.14

(1)	Adjusted FFO for both periods is presented using the 2016 definition of Adjusted FFO contained in this release.
(2)	Represents FF&E reserve for managed properties and maintenance capital expenditures for non-managed properties.

RYMAN HOSPITALITY PROPERTIES, INC. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL RESULTS

Unaudited

(in thousands, except operating metrics)

	Three Months Ended Mar. 31,
	2016	2015
HOSPITALITY OPERATING METRICS:
Hospitality Segment
Occupancy	70.2%	71.0%
Average daily rate (ADR)	$183.21	$183.13
RevPAR	$128.54	$129.96
OtherPAR	$195.15	$194.47
Total RevPAR	$323.69	$324.43
Revenue	$244,191	$236,454
Adjusted EBITDA	$76,341	$75,844
Adjusted EBITDA Margin	31.3%	32.1%
Same-Store Hospitality Segment (1)
Occupancy	70.7%	71.0%
Average daily rate (ADR)	$183.26	$183.13
RevPAR	$129.50	$129.96
OtherPAR	$199.41	$194.47
Total RevPAR	$328.91	$324.43
Revenue	$242,379	$236,454
Adjusted EBITDA	$75,954	$75,844
Adjusted EBITDA Margin	31.3%	32.1%
Gaylord Opryland
Occupancy	71.5%	65.1%
Average daily rate (ADR)	$165.88	$163.59
RevPAR	$118.59	$106.51
OtherPAR	$169.82	$153.91
Total RevPAR	$288.41	$260.42
Revenue	$75,640	$67,547
Adjusted EBITDA	$24,089	$21,766
Adjusted EBITDA Margin	31.8%	32.2%
Gaylord Palms
Occupancy	81.8%	82.9%
Average daily rate (ADR)	$194.37	$194.57
RevPAR	$159.05	$161.20
OtherPAR	$276.75	$260.64
Total RevPAR	$435.80	$421.84
Revenue	$55,759	$53,380
Adjusted EBITDA	$20,898	$20,074
Adjusted EBITDA Margin	37.5%	37.6%
Gaylord Texan
Occupancy	73.0%	76.1%
Average daily rate (ADR)	$185.47	$195.94
RevPAR	$135.39	$149.10
OtherPAR	$254.94	$257.66
Total RevPAR	$390.33	$406.76
Revenue	$53,671	$55,315
Adjusted EBITDA	$19,352	$20,881
Adjusted EBITDA Margin	36.1%	37.7%
Gaylord National
Occupancy	60.5%	68.4%
Average daily rate (ADR)	$210.06	$198.89
RevPAR	$127.00	$136.08
OtherPAR	$171.15	$184.35
Total RevPAR	$298.15	$320.43
Revenue	$54,155	$57,562
Adjusted EBITDA	$10,911	$12,606
Adjusted EBITDA Margin	20.1%	21.9%
The AC Hotel at National Harbor (2)
Occupancy	48.9%	n/a
Average daily rate (ADR)	$180.26	n/a
RevPAR	$88.12	n/a
OtherPAR	$15.57	n/a
Total RevPAR	$103.69	n/a
Revenue	$1,812	n/a
Adjusted EBITDA	$387	n/a
Adjusted EBITDA Margin	21.4%	n/a
The Inn at Opryland (3)
Occupancy	66.6%	62.9%
Average daily rate (ADR)	$124.98	$115.16
RevPAR	$83.21	$72.38
OtherPAR	$31.21	$24.75
Total RevPAR	$114.42	$97.13
Revenue	$3,154	$2,650
Adjusted EBITDA	$704	$517
Adjusted EBITDA Margin	22.3%	19.5%

(1)	Same-store excludes the AC Hotel at National Harbor.
(2)	The AC Hotel at National Harbor opened in April 2015.
(3)	Includes other hospitality revenue and expense.